<July 15, 1998 Date Stamp for
the Secretary of State for the
State of Nevada appears here>




                      ARTICLES OF MERGER FOR
                     ALTMOUNT HOLDINGS, INC.,
                       A NEVADA CORPORATION

          Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Altmount Holdings, Inc., a Nevada corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of WordCruncher Publishing Technologies, Inc., a Utah corporation ("WordCruncher"), with and into the
Corporation:

          FIRST: The name and place of incorporation of each corporation which is a party to this merger is as follows:

Name                                           Place of Incorporation
----                                           ----------------------
WordCruncher Publishing Technologies, Inc.     California
Altmount Holdings, Inc.                        Nevada

          SECOND: The Agreement and Plan of Merger (the "Plan") governing the merger between the Corporation and WordCruncher, has been adopted by the Board of Directors of the Corporation and WordCruncher.

          THIRD: The approval of the shareholders of the Corporation and WordCruncher was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

Entity                         Type of Shares     Number of Shares Outstanding
------                         --------------     ----------------------------
WordCruncher Publishing
Technologies, Inc.             Common             372,687

Altmount Holdings, Inc.        Common             1,500,000

          The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity                         Type of Shares     For          Against
------                         --------------     ---          -------
WordCruncher Publishing
Technologies, Inc.             Common             294,000      0

Altmount Holdings, Inc.        Common             1,125,000    0

<September 10, 1998 Date Stamp for
the Secretary of State for the
State of Utah appears here>



          FOURTH: The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

          FIFTH: Following the merger Article I and Article II to the Articles of Incorporation of the surviving corporation shall be amended as follows:

               A. Delete Article I in its entirety and substitute in its place the following:

                            ARTICLE I

     The name of the Corporation is WordCruncher Internet Technologies, Inc.

               B. Delete Article II in its entirety and substitute in its place the following:

                            ARTICLE II

               The amount of the total authorized capital stock of the Corporation is 60,000,000 shares of common stock, par value $.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

               The Corporation is authorized to issue 60,000,000 shares of common stock, par value $.001 per share.

          SIXTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

          SEVENTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the merger.

          EIGHTH: The merger will be effective upon the filing of the Articles of Merger.

          DATED this 14th day of July, 1998.


          ALMOUNT HOLDINGS, INC., a Nevada corporation


          By /s/ Anita Patterson
             -------------------
            Anita Patterson, President


          By /s/ Jeanne Ball
             ---------------
             Jeanne Ball, Secretary/Treasurer


STATE OF UTAH          )
                       : ss.
COUNTY OF SALT LAKE    )

          On the 14th day of July, 1998, personally appeared before me Anita Patterson and Jeanne Ball personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that they are the President and Secretary/Treasurer of Altmount Holdings, Inc., and that said document was signed by them on behalf of said corporation by authority of its bylaws, and said Anita Patterson and Jeanne Ball acknowledged to me that said corporation executed the same.

                         /s/ John Clayton
                         ----------------
                         NOTARY PUBLIC

<Notary Stamp appears here>